Applied Digital Reports Fiscal Fourth Quarter and Full Year 2026 Results
DALLAS, TX – July 27, 2026 -- Applied Digital Corporation (Nasdaq: APLD) ("Applied Digital" or the Company"), a U.S.-based designer, developer, owner, and operator of large-scale, purpose-built data centers engineered to support high-performance computing (“HPC”) workloads, including artificial intelligence (“AI”), machine learning, and other accelerated-compute applications, reported financial results for the fiscal fourth quarter ended May 31, 2026. The Company also provided operational updates.
During the quarter, the Company completed the separation of its Cloud Services Business in a series of transactions that resulted in the Company owning approximately 96% of the issued and outstanding equity of ChronoScale Holdings Corporation, f/k/a ChronoScale Corporation ("ChronoScale") as of the end of the fiscal year. ChronoScale, a public company, owns and operates our historic cloud services business and is consolidated into our financial statements, but excluded from the non-GAAP financial measures set forth below. Unless otherwise specified, disclosures in this earnings release, including the below, reflect continuing operations only.
Fiscal Fourth Quarter 2026 Financial Highlights
•Revenues: $258.7 million, up 407% from the prior year comparable period
•Net loss attributable to common stockholders: $110.6 million, down 108% from the prior year comparable period
•Net loss attributable to common stockholders per basic and diluted share: $0.39, up 63% from the prior year comparable period
•Adjusted revenue: $240.4 million
•Adjusted net income: $12.9 million
•Adjusted net income per diluted share: $0.04
•Adjusted EBITDA: $42.4 million
•Net Operating Income: $39.9 million
Fiscal Year 2026 Financial Highlights
•Revenues: $611.3 million, up 167% from the prior year comparable period
•Net loss attributable to common stockholders: $249.2 million, down 7% from the prior year comparable period
•Net loss attributable to common stockholders per basic and diluted share: $0.91, down 22% from the prior year comparable period
•Adjusted revenue: $539.7 million
•Adjusted net income: $36.1 million
•Adjusted net income per diluted share: $0.11
•Adjusted EBITDA: $107.2 million
•Net Operating Income: $90.4 million
Adjusted revenue, Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA, and Net Operating Income are non-GAAP measures. A reconciliation of each of these Non-GAAP Measures to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) is set forth below. These non-GAAP measures exclude the results of ChronoScale. See “Reconciliation of GAAP to Non-GAAP Measures.”

Recent Highlights
•Signed a 15-year take-or-pay lease with a new U.S. based, high investment-grade hyperscaler for 300 megawatts ("MW") of critical IT load at Delta Forge 1, a new AI Factory campus in Boyce, Louisiana. The lease provides for approximately $7.5 billion in base-term contracted revenue, with initial operations expected to commence calendar year 2027.
•Signed a second 15-year take-or-pay lease with the same high investment-grade hyperscaler for 300 MW at Polaris Forge 3, which provides for approximately $7.5 billion in base-term contracted revenue, with initial operations expected to commence during calendar year 2027.
•Completed a $2.15 billion private offering of 6.750% Senior Secured Notes due 2031 (issued at 98% of par) through its subsidiary APLD ComputeCo 2 LLC. Proceeds will fund development of 200 MW of critical IT load at Polaris Forge 2 in Harwood, North Dakota.
•Closed a revolving credit facility of up to $550 million ($350 million committed + $200 million accordion), arranged by Goldman Sachs and maturing in May 2029, to support pre- and post-lease development across campuses.
•Enhanced credit quality on existing CoreWeave leases through a restructured SPV subsidiary, unconditional springing guarantees from CoreWeave, Inc., and a $50 million letter of credit. These changes followed CoreWeave’s investment-grade A3-rated refinancing and provide additional security for the Company’s 9.250% Senior Secured Notes due 2030.
•Closed a $300 million senior secured bridge facility led by Goldman Sachs to support development of the fourth building (150 MW) at Polaris Forge 1 (which has been repaid with the proceeds from the Senior Secured Notes Offering described below).
•Completed the separation of our cloud services business, combining it with Ekso Bionics Holdings, Inc. to form ChronoScale (Nasdaq: CHRN), an independent publicly traded accelerated-compute platform. Applied Digital currently owns approximately 96% of ChronoScale.
Subsequent to the Quarter
•Signed a third 15-year take-or-pay lease with the same high investment-grade hyperscaler for 210 MW at Delta Forge 2 (fifth AI Factory campus, third consecutive with this customer) in a new southern state. The lease provides for approximately $5.2 billion in base-term contracted revenue, with initial operations expected in the first half of calendar 2028.
•Entered a Memorandum of Understanding with CoreWeave to assign the Building 4 lease at Polaris Forge 1 to a CoreWeave subsidiary upon achieving an investment-grade credit rating.
•Closed $1.59 billion of 7.000% Senior Secured Notes due 2031 (issued at par) through our subsidiary APLD ComputeCo 3 LLC. Proceeds from this offering were used to repay the $300 million bridge facility and will fund the construction of the fourth building (150 MW), at Polaris Forge 1.
•Upsized the revolving credit facility, bringing the total committed amount to $430 million, with an additional $120 million accordion remaining.
•Achieved Ready for Service for Phase 1 of Building 2 (75 MW) at Polaris Forge 1 on schedule, bringing total live capacity at the campus to 175 MW.
Management Commentary
This was a defining quarter for Applied Digital, capping a defining year. Since the end of last quarter, we have signed three new leases — at Delta Forge 1, Polaris Forge 3, and Delta Forge 2 — all with the same high investment-grade hyperscaler and each in a different state. Delta Forge 1 and Polaris Forge 3 each provides for approximately $7.5 billion in base-term contracted lease revenue, while Delta Forge 2 adds approximately $5.2 billion. Together, these deals represent roughly $20 billion in long-term contracted revenue from a single, world-class customer that has now chosen us three times in a row.
With these agreements, we have secured 1.4 gigawatts ("GW") of contracted critical IT load, representing approximately $36 billion in total contracted lease revenue — or approximately $86 billion if all renewal options are exercised. We are building five multibillion-dollar AI Factory campuses for two hyperscalers and CoreWeave— a scale that we believe speaks to both the quality of our platform and the trust these customers place in our ability to execute.
“Nearly three years ago, we made a deliberate decision to build a company that scales, not just a company that builds data centers,” said Wes Cummins, Chairman and Chief Executive Officer of Applied Digital. “We call it our franchise model — a core team of design, construction, and operations professionals replicated across every campus, in each market. Combined with our proven supply chain and design approvals from every major hyperscaler, we believe this repeatable, differentiated platform is why we have emerged as one of the clear leaders in AI infrastructure.”
“We believe delivering on time is a genuine differentiator in this industry,” Cummins continued. “We brought Polaris Forge 1’s first 100 MW online on schedule and have now scaled total live capacity at the campus to 175 MW. We’re not just securing power — we’re turning it into operational AI capacity.”
Beyond the contracted portfolio and the approximately 1.4 GW already under construction, Applied Digital is actively marketing an additional 1.7 GW of capacity across multiple states, we see as underscoring robust demand for its AI Factories.
To fuel sustainable expansion, the Company is advancing a strategic power initiative. Applied Digital is working with Base Electron Corp., an independent power producer who has engaged Babcock & Wilcox to develop approximately 1.2 GW of front-of-the-meter natural gas-fired generation in the Dakotas, in collaboration with regional utilities. Applied Digital shareholders own approximately 10% of Base Electron Corp. through our investment in Base Electron. This deepens access to abundant, reliable, low-cost power — a critical competitive advantage for both existing campuses and future growth.
“We are still in the early innings of what we believe will likely be the largest buildout of critical infrastructure in modern economic history,” Cummins added. “We see demand for high-power-density, purpose-built AI data centers remaining extremely robust. Our approach is simple: Do it the right way. For customers, that means delivering high-quality, GPU-ready facilities on time. For communities, it means creating lasting economic value. When we do right by both, our shareholders win over the long term.”
Cummins also pointed to the continued strength of the Company’s Data Center Hosting business: “Our Data Center Hosting business, which operates 286 MW for bitcoin mining across our two North Dakota sites, remains the highest return-on-assets business in the company. We are paid based on the data center capacity provided to our customer, so as long as they are mining, we are paid regardless of where the price of bitcoin trades — which makes this a steady, high-margin source of cash flow.”
The Company also completed the separation of its cloud services business during the quarter and currently owns approximately 96% of ChronoScale, a public company trading on Nasdaq under the symbol “CHRN.” ChronoScale has continued to build out its leadership team, including the appointments of Raj Jegannathan, previously a Vice President at Tesla, as Chief Technology Officer, and Lawrence Lam, who brings more than twenty years scaling global cloud and AI platforms at companies including Supermicro, as Chief Product Officer.

HPC Hosting Update
Applied Digital's HPC Hosting Business designs, builds, and operates next-generation, purpose-built AI Factory data centers. As of May 31, 2026, the Company had executed long-term leases representing approximately 1,410 MW of contracted critical IT load across five campuses — Polaris Forge 1, 2, and 3 in North Dakota and Delta Forge 1 and 2 in Louisiana and another southern state — representing approximately $36 billion of total contracted revenue over the initial 15-year base lease terms, or approximately $86 billion if all renewal options are exercised.
The first 100 MW data center at Polaris Forge 1 became operational in October 2025, and the Company delivered Phase 1 of Building 2 (75 MW) on June 30, 2026, bringing the total live capacity at the campus to 175 MW. Additional buildings at Polaris Forge 1, along with Polaris Forge 2, Polaris Forge 3, Delta Forge 1, and Delta Forge 2, are in various stages of construction.
Revenue from our HPC Hosting business totaled $203.0 million for the quarter, including $44.1 million related to base rent, $152.4 million related to tenant fit-out services, and $6.5 million related to tenant recoveries. This resulted in $26.2 million of segment operating profit for the quarter ended May 31, 2026.
Data Center Hosting Update
Applied Digital’s Data Center Hosting Business operates data centers to provide energized space to crypto mining customers. As of May 31, 2026, the Company’s 106 MW facility in Jamestown, ND, and 180 MW facility in Ellendale, ND, were operating at full capacity.
During the three months ended May 31, 2026, the Company generated $37.3 million in revenue from the Data Center Hosting Business segment, compared to $38.0 million during the three months ended May 31, 2025. The results were materially consistent year over year due to stable operating conditions across the Company’s data center hosting facilities.
We are very pleased with our Data Center Hosting Business, which generated $12.5 million in segment operating profit for the three months ended May 31, 2026 on $113.8 million in reported assets at the end of the period.
Cloud Services Business Update
On May 5, 2026, we completed the separation of our cloud services business, combining it with Ekso Bionics Holdings, Inc. to form ChronoScale Holdings Corporation, an independent, publicly traded accelerated-compute platform that is trading on the Nasdaq Capital Market under the symbol "CHRN." Applied Digital currently owns approximately 96% of ChronoScale.
We consider the Data Center Hosting Business and the HPC Hosting Business to represent our core operations for long-run strategic and performance evaluation purposes as we evolve into a pure-play data center platform moving forward. Accordingly, although we consolidate ChronoScale’s financial results as our majority owned subsidiary, we excluded the results of ChronoScale, including its cloud services business, in our Non-GAAP results presented herein. See “Reconciliation of GAAP to Non-GAAP Measures.”
Financial Results from Operations for Fiscal Fourth Quarter 2026
Operating Results
Services revenue in the fiscal fourth quarter 2026 was $208.2 million compared to $51.1 million, up 308% from the fiscal fourth quarter 2025. The growth was primarily driven by revenue of approximately $152.4 million related to tenant fit-out services within our HPC Hosting Business, which we began providing during the fiscal year ended 2026.
Data center rental and other revenue in the fiscal fourth quarter 2026 was $50.6 million as the first HPC data center at our Polaris Forge 1 campus was fully operating during the current quarter. This revenue consisted of $44.1 million related to base rent, and $6.5 million related to tenant recoveries.
Services cost of revenues in the fiscal fourth quarter 2026 were $193.1 million compared to $54.2 million, up 256% from the fiscal fourth quarter 2025. This increase was primarily driven by an increase of $145.6 million in expenses associated with tenant fit-out services for our HPC Hosting Business.
Data center rental and other cost of revenues in the fiscal fourth quarter 2026 were $25.1 million. Data center rental and other cost of revenue included approximately $14.1 million in depreciation and amortization expense on our first HPC data center at our Polaris Forge 1 campus, $6.4 million in expenses which are reimbursable as tenant recoveries, and $4.5 million in personnel and other expenses directly supporting revenue.
Selling, general and administrative expenses in the fiscal fourth quarter 2026 were $165.3 million compared to $41.0 million, up 303% from the fiscal fourth quarter of 2025 driven by the Company’s overall business growth. This increase was primarily due to increases of $116.8 million in stock based compensation due to accelerated vesting of certain employee stock awards as well as grant activity associated with separation of the cloud services business and the increase in headcount, $7.3 million in personnel expenses related to the increase in headcount, and $5.6 million in professional service expense primarily related to legal services provided on discrete transactions and projects, as well as general support of the business. These increases were partially offset by a decrease of $5.4 million in other selling, general, and administrative expense such as travel, computer and software expenses.
Interest expense, net in the fiscal fourth quarter 2026 was $10.6 million compared to $8.5 million, up 26%, from the fiscal fourth quarter 2025. As we entered into new debt arrangements during the current fiscal year, there was an increase of $31.9 million in interest expense. The increase in expense was partially offset by an increase of $30.5 million in interest income due to larger balances of funds held in interest-bearing demand deposit accounts.
Gain on change in fair value of derivatives was $53.3 million for the three months ended May 31, 2026, due to an increase of $69.9 million in the fair value of our Babcock & Wilcox Enterprises, Inc. (“B&W”) common stock warrant which was partially offset by a decrease of $16.7 million in the fair value of the derivative assets related to the preferred units and corresponding common units held by APLD HPC TopCo 2’s noncontrolling interest.
Gain on change in fair value of investment was $4.8 million for the three months ended May 31, 2026, due to the increase in the fair value of our investment in B&W common stock.
Net loss from discontinued operations was $1.0 million for the three months ended May 31, 2026 and represents the income statement activity related to the Ekso business at ChronoScale which was classified as held for sale and discontinued operations during the fiscal fourth quarter 2026.
Net loss from continuing operations attributable to common stockholders for the fiscal fourth quarter 2026 was $110.6 million, or $0.39 per basic and diluted share. This compares to a net loss attributable to common stockholders from continuing operations of $53.1 million, or $0.24 per basic and diluted share for the fiscal fourth quarter of 2025.
Adjusted revenue, a non-GAAP financial measure, was $240.4 million for the fiscal fourth quarter 2026 compared to $38.0 million for the fiscal fourth quarter of 2025.
Adjusted net income, a non-GAAP financial measure, was $12.9 million, or $0.04 per diluted share for the fiscal fourth quarter 2026. This compares to an adjusted net loss, a non-GAAP financial measure, of $7.6 million, or $0.03 per diluted share, for the fiscal fourth quarter of 2025.
Adjusted EBITDA, a non-GAAP financial measure, was $42.4 million for the fiscal fourth quarter 2026 compared to an Adjusted EBITDA of $1.0 million for the fiscal fourth quarter 2025.
Net Operating Income, a non-GAAP financial measure, was $39.9 million for the fiscal fourth quarter 2026.
Financial Results for Fiscal Year Ended May 31, 2026
Services revenue increased $270.0 million, or 119%, from $226.6 million for the fiscal year ended May 31, 2025 to $496.6 million for the fiscal year ended May 31, 2026. Our HPC Hosting Business commenced operations at our first HPC data center at our Polaris Forge 1 campus resulting in the recognition of approximately $270.6 million related to tenant fit-out services. Additionally, there was an increase of $12.1 million in revenue generated by our Data Center Hosting Business due to performance improvements compared to the fiscal year ended May 31, 2025. These increases were partially offset by a decrease of $12.4 million in revenue generated from ChronoScale primarily due to a reduction in rates for cloud services.
Data center rental and other revenue was $114.7 million for the fiscal year ended May 31, 2026, which is the period during which our HPC Hosting Business commenced operations. This revenue consisted of approximately $99.8 million related to base rent and $14.9 million related to tenant recoveries.
Services cost of revenues increased by $180.1 million, or 83%, from $216.8 million for the fiscal year ended May 31, 2025 to $396.9 million for the fiscal year ended May 31, 2026. The increase was primarily due to $258.1 million in expenses associated with tenant fit-out services for our HPC Hosting Business which we began providing during the current fiscal year. This increase was partially offset by decreases of approximately $62.3 million in depreciation and amortization expense and $17.2 million in lease and related expense primarily due to the renegotiations of certain of our leases during fiscal year ended May 31, 2026, as well as due to the Cloud Services Business (one of our three operating business segments at the time) being classified as held for sale until February 15, 2026, which resulted in decreased depreciation and amortization recorded.
Data center rental and other cost of revenue was $56.8 million for the fiscal year ended May 31, 2026, which is when we commenced our data center rental operations within our HPC Hosting Business. The primary components of data center rental and other cost of revenue include approximately $32.2 million in depreciation and amortization expenses associated with our HPC Hosting Business, $14.9 million in expenses which are reimbursable as tenant recoveries, $8.5 million in rental property operating expenses, which are not eligible for recovery from our tenant, $0.7 million in property insurance expenses associated with our HPC Hosting Business, and $0.2 million in property tax expenses associated with our HPC Hosting Business.
Selling, general and administrative expense increased by $224.2 million, or 208%, from $107.9 million for the fiscal year ended May 31, 2025 to $332.1 million for the fiscal year ended May 31, 2026. The increase was primarily due to the overall growth in the business, with a $198.3 million increase in stock-based compensation primarily due to an increase in grant activity related to the separation of the cloud services business, the increase in headcount and performance stock awards granted during the fiscal year ended May 31, 2026 compared to the fiscal year ended May 31, 2025, $16.0 million increase in professional service expenses primarily related to legal services provided on discrete transactions and projects as well as general support of the business, $15.4 million increase in personnel expenses driven by increases in headcount to support the business, and $6.2 million increase in other selling, general, and administrative expense primarily related to travel, computer and software expenses. These increases were partially offset by a decrease of $11.7 million in lease and related expenses and depreciation and amortization expense, primarily due to the renegotiations of certain of our leases during the fiscal year ended May 31, 2026.
Loss (gain) on classification of held for sale changed by $84.3 million, or 342%, from a gain of $24.6 million for the fiscal year ended May 31, 2025 to a loss of $59.7 million for the fiscal year ended May 31, 2026. The loss during the fiscal year ended May 31, 2026 was primarily due to the write down of the Cloud Services Business assets to carrying value as of February 15, 2026 when it no longer qualified as held for sale. Comparatively, the gain during the fiscal year ended May 31, 2025 was due to the sale of our former Garden City facility.
Interest expense, net decreased $2.6 million, or 8%, from $32.1 million for the fiscal year ended May 31, 2025 to $29.5 million for the fiscal year ended May 31, 2026. As we entered into more debt arrangements during the current fiscal year, there was an increase of $53.3 million in interest expense. The increase in expense was partially offset by an increase of $52.6 million in interest income due to larger balances of funds held in interest-bearing demand deposit accounts.
Gain on change in fair value of derivatives was $75.8 million for the fiscal year ended May 31, 2026, due to an increase of $89.2 million in fair value of our Babcock & Wilcox Enterprises, Inc. (“B&W”) common stock warrant partially offset by a decrease of $13.3 million in fair value of the derivative assets related to the preferred units and corresponding common units held by APLD HPC TopCo 2’s noncontrolling interest.
Gain on change in fair value of investments was $10.8 million for the fiscal year ended May 31, 2026, due to an increase of $8.8 million in fair value of our investment in B&W common stock and an increase of $2.0 million in fair value of our investment in Base Electron, a related party.
Loss on conversion of debt was $33.6 million for the fiscal year ended May 31, 2025, due to the difference in the fair value compared to the price at which the promissory notes, totaling $92.1 million, entered into with YA II PN, LTD in the year ended May 31, 2024 (the “YA Notes") were converted. There was no such loss recorded in the current fiscal year.
Loss on change in fair value of debt was $85.4 million for the fiscal year ended May 31, 2025, primarily due to a loss of approximately $89.6 million related to the change in fair value of the conversion option derivative of the Convertible Notes during the two week period in which we did not have sufficient authorized shares to settle such conversion fully in shares, which was partially offset by a gain of approximately $4.1 million related to the change in the fair value of the YA Notes.
Net loss from discontinued operations was $1.0 million for the fiscal year ended May 31, 2026 and represents the income statement activity related to the Legacy Ekso business at ChronoScale classified as held for sale and discontinued operations.
Net loss from continuing operations attributable to common stockholders was $249.2 million, or $0.91 per basic and diluted share, for the fiscal year ended May 31, 2026. This compares to a net loss attributable to common stockholders from continuing operations of $233.7 million, or $1.16 per basic and diluted share, for the fiscal year ended May 31, 2025.

Net loss from discontinued operations attributable to common stockholders for the fiscal year ended May 31, 2026 was $1.0 million. There was no such activity in the prior fiscal year.
Adjusted revenue, a non-GAAP financial measure, was $539.7 million for the fiscal year ended May 31, 2026 compared to $144.2 million for the fiscal year ended May 31, 2025.
Adjusted net income from continuing operations attributable to common stockholders, a non-GAAP financial measure, was $36.1 million or $0.11 per diluted share for the fiscal year ended May 31, 2026. This compares to an adjusted net loss attributable to common stockholders of $12.5 million, or $0.06 per basic and diluted share, for the fiscal year ended May 31, 2025.
Adjusted EBITDA, a non-GAAP financial measure, was $107.2 million for the fiscal year ended May 31, 2026 compared to an Adjusted EBITDA of $19.6 million for the fiscal year ended May 31, 2025.
Net Operating Income, a non-GAAP financial measure, was $90.4 million for the fiscal year ended May 31, 2026.
Balance Sheet
As of May 31, 2026, the Company had $4.2 billion in cash, cash equivalents, and restricted cash, along with $5.0 billion in debt.
Conference Call
As previously announced, Applied Digital will host a conference call today, July 27, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these results. A question-and-answer session will follow the management’s presentation.
Date: Monday, July 27, 2026
Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)
North America Dial-In: 1-833-461-5787
International Dial-In: +1 (585) 542-9983
Conference ID: 735983255
The conference call will be broadcast live and available for replay for one year here.
Please call the conference telephone number approximately 10 minutes before the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please get in touch with Applied Digital’s investor relations team at 1-949-574-3860.
About Applied Digital
Applied Digital Corporation (Nasdaq: APLD) named Best Data Center in the Americas 2025 by Datacloud - designs, develops, owns, and operates large-scale, purpose-built data centers engineered to support HPC workloads, including AI, machine learning, and other accelerated-compute applications. Headquartered in Dallas, TX, and founded in 2021, the Company combines hyperscale expertise, closed-loop cooling, and rapid deployment capabilities to deliver secure, scalable compute at industry-leading speed and efficiency, while creating economic opportunities in underserved communities through its award-winning Polaris Forge AI Factory model. Find more information at www.applieddigital.com. Follow us on X (formerly Twitter) at @APLDdigital.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and future financing plans. These statements use words, and variations of words, such as "intend," “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements that reflect perspectives and expectations regarding lease agreements and any current or prospective data center campus development; (ii) statements about the high-performance computing (HPC) industry; (iii) statements of Company plans and objectives, including the Company’s evolving business model, or estimates or predictions of actions by suppliers; (iv) statements of future economic performance; (v) statements of assumptions underlying other statements and statements about the Company or its business; (vi) the Company’s plans to obtain future project financing; and (vii) statements regarding ChronoScale. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include, among others: our ability to complete construction of our data center campuses as planned; the lead time of customer acquisition and leasing decisions and related internal approval processes; changes to artificial intelligence and HPC infrastructure needs and their impact on future plans; costs related to the HPC operations and strategy; our ability to timely deliver any services required in connection with completion of installation under the lease agreements; our ability to raise additional capital to fund the ongoing datacenter construction and operations; our ability to obtain financing of datacenter leases on acceptable financing terms, or at all; our dependence on principal customers, including our ability to execute and perform our obligations under our leases with key customers; our ability to timely and successfully build new HPC hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; conditions in the debt and equity capital markets. A further list and description of these risks, uncertainties and other factors can be found in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including in the sections captioned “Forward-Looking Statements” and “Risk Factors,” and in the Company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, on the Company’s website (www.applieddigital.com) under “Investors,” or on request from the Company. Information in this earnings release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.
Use and Reconciliation of Non-GAAP Financial Measures
To supplement our consolidated financial statements presented under GAAP, we are presenting certain non-GAAP financial measures. We are providing these non-GAAP financial measures to disclose additional information to facilitate the comparison of past and present operations by providing perspective on results absent one-time or significant non-cash items. We utilize these measures in the business planning process to understand expected operating performance and to evaluate results against those expectations. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results, provide management and investors with an additional understanding of our core business operating results regarding factors and trends affecting our business and provide a reasonable basis for comparing our ongoing results of operations. Management considers the Data Center Hosting Business and the HPC Hosting Business to be its core operations for long-run strategic and performance evaluation purposes. Accordingly, these non-GAAP financial measures exclude the results of our consolidated subsidiary, ChronoScale. ChronoScale is included in our consolidated financial statements and results of continuing operations. Due to its strategic role relative to the Company’s core business, management believes the ChronoScale results may obscure underlying trends in the performance of core operations when included in certain non-GAAP measures.
These non-GAAP financial measures are provided as supplemental measures to our performance measures calculated in accordance with GAAP and therefore, are not intended to be considered in isolation or as a substitute for comparable GAAP measures. Excluding the results of ChronoScale in our non-GAAP financial measures removes revenues and expenses that are part of the Company’s consolidated results and continuing operations and should not be viewed as measures or reflections of liquidity or profitability in accordance with GAAP. Further, these non-GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Because of the non-standardized definitions of non-GAAP financial measures, we caution investors that the non-GAAP financial measures as used by us in this earnings release have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Further, investors should be aware that when evaluating these non-GAAP financial measures, these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, from time to time in the future there may be items that we may exclude for purposes of our non-GAAP financial measures and we may in the future cease to exclude items that we have historically excluded for purposes of our non-GAAP financial measures. Likewise, we may determine to modify the nature of the adjustments to arrive at our non-GAAP financial measures. Investors should review the non-GAAP reconciliations provided below and not rely on any single financial measure to evaluate our business.
Adjusted Revenue
“Adjusted revenue” is a non-GAAP financial measure that represents total revenue excluding ChronoScale revenue. Adjusted revenue is total revenue excluding total revenue from ChronoScale.
Adjusted Operating Income, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per Diluted Share
“Adjusted operating income” and “Adjusted net income (loss) from continuing operations attributable to common stockholders” are non-GAAP financial measures that represent operating income and net income (loss) from operations excluding ChronoScale, respectively. Adjusted operating income is Operating loss excluding operating loss from ChronoScale, stock-based compensation, non-recurring repair expenses, diligence, acquisition, disposition and integration expenses, litigation expenses, loss on abandonment of assets, (gain) loss on classification of held for sale, accelerated depreciation and amortization, loss on legal settlement, restructuring expenses and other non-recurring expenses that management believes are not representative of our expected ongoing costs. Adjusted net income (loss) is Adjusted operating income further adjusted for interest expense directly attributable to ChronoScale, gain on change in fair value of derivatives, gain on change in fair value of investments, loss on conversion of debt, loss on change in fair value of debt, loss on change in fair value of related party debt, loss on change in fair value of warrants, loss on change in fair value of warrants issued to related parties, loss on extinguishment of debt and loss on extinguishment of related party debt. We define “Adjusted net income (loss) per diluted share” as Adjusted net income (loss) divided by weighted average diluted share count.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings before interest expense, net, income tax expense, and depreciation and amortization and excluding the results of ChronoScale. “Adjusted EBITDA” also excludes results of ChronoScale and is defined as EBITDA adjusted for stock-based compensation, non-recurring repair expenses, diligence, acquisition, disposition and integration expenses, litigation expenses, (gain) loss on classification as held for sale, loss on abandonment of assets, gain on change in fair value of derivatives, gain on change in fair value of investments, loss on conversion of debt, loss on change in fair value of debt, loss on change in fair value of related party debt, loss on change in fair value of warrants, loss on change in fair value of warrants issued to related parties, loss on extinguishment of debt and loss on extinguishment of related party debt, loss on legal settlement, restructuring expenses, and other non-recurring expenses that management believes are not representative of our expected ongoing costs.
Net Operating Income
"Net Operating Income" is a non-GAAP financial measure that represents base rental revenue from the HPC Hosting Business. Net Operating Income is HPC Hosting Business base rental revenue less rental property operating expenses, property taxes, and property insurance expenses. "Net Operating Income Margin" is defined as Net Operating Income divided by HPC Hosting Business base rental revenue.

Investor Relations Contacts	Media Contact
Matt Glover or Ralf Esper	Buffy Harakidas, EVP
Gateway Group, Inc.	JSA (Jaymie Scotto & Associates)
(949) 574-3860	(856) 264-7827
APLD@gateway-grp.com	jsa_applied@jsa.net

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share and par value data)

	May 31, 2026	May 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,591,988	$43,950
Restricted cash	2,381,027	72,368
Accounts receivable	56,309	6,830
Prepaid expenses and other current assets (1)	613,692	9,652
Current assets held for sale	19,841	—
Total current assets	4,662,857	132,800
Property and equipment, net	4,236,300	1,252,287
Operating lease right of use assets, net	76,922	92,335
Finance lease right of use assets, net	122,523	213,315
Other assets	830,710	179,353
TOTAL ASSETS	$9,929,312	$1,870,090

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$395,474	$251,491
Accrued liabilities	548,493	30,121
Current portion of operating lease liability	18,484	16,785
Current portion of finance lease liability	47,585	147,040
Current portion of debt	16,422	10,331
Customer deposits	16,752	16,125
Deferred revenue	4,666	3,594
Current liabilities held for sale	7,426	—
Due to customer	10,065	4,807
Other current liabilities	97,489	19,431
Total current liabilities	1,162,856	499,725
Long-term portion of operating lease liability	47,178	58,800
Long-term portion of finance lease liability	10,731	15
Long-term debt	4,959,516	677,825
Other long-term liabilities	5,454	—
Total liabilities	6,185,735	1,236,365
Commitments and contingencies (Note 18)
Temporary equity
Series E preferred stock, $0.001 par value, 2,000,000 shares authorized, 301,673 shares issued and 276,673 outstanding at May 31, 2026, and 301,673 shares issued and outstanding at May 31, 2025	6,306	6,932
Series E-1 preferred stock, $0.001 par value, 62,500 shares authorized and issued and 61,909 shares outstanding at May 31, 2026, and 62,485 shares outstanding at May 31, 2025	56,460	57,011
Series G preferred stock, $0.001 par value, 1,030,000 shares authorized, no shares issued and outstanding at May 31, 2026, and 156,000 shares authorized, 78,000 shares issued and outstanding at May 31, 2025	—	72,094
Redeemable noncontrolling interest	1,956,303	—
Stockholders' equity:
Common stock, $0.001 par value, 600,000,000 shares authorized, 295,048,903 shares issued and 287,883,603 shares outstanding at May 31, 2026, and 234,200,868 shares issued and 224,909,669 shares outstanding at May 31, 2025	296	230
Treasury stock, 7,165,300 shares at May 31, 2026 and 9,291,199 shares at May 31, 2025, at cost	(52,737)	(31,400)
Additional paid in capital	2,432,250	1,009,913
Accumulated deficit	(662,333)	(481,055)
Total stockholders’ equity attributable to Applied Digital Corporation	1,717,476	497,688
Noncontrolling interest	7,032	—
Total stockholders' equity including noncontrolling interest	1,724,508	497,688
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$9,929,312	$1,870,090
(1)Includes a related party loan receivable of $58.6 million as of May 31, 2026.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	May 31, 2026	May 31, 2025		May 31, 2026	May 31, 2025
Revenue:
Services revenue	$208,190	$51,076		$496,609	$226,643
Data center rental and other revenue	50,558	—		114,702	—
Related party revenue	—	—		—	1,926
Total revenue	258,748	51,076		611,311	228,569
Costs and expenses:
Services cost of revenue	193,121	54,196		396,858	216,759
Data center rental and other cost of revenue	25,110	—		56,771	—
Selling, general and administrative (1)	165,282	41,026		332,096	107,877
Loss (gain) on classification of held for sale (2)	—	—		59,650	(24,616)
Loss on abandonment of assets	55	(45)		2,398	724
Total costs and expenses	383,568	95,177	—	847,773	300,744
Operating loss	(124,820)	(44,101)		(236,462)	(72,175)
Interest expense, net (3)	10,633	8,451		29,516	32,139
Gain on change in fair value of derivatives	(53,276)	—		(75,818)	—
Gain on change in fair value of investments	(4,768)	—		(10,840)	—
Loss on conversion of debt	—	—		—	33,612
Loss on change in fair value of debt	—	—		—	85,439
Loss on extinguishment of debt	—	—		—	1,177
Loss on change in fair value of warrants	2,212	—		2,212	6,421
Net loss from continuing operations before income tax expense	(79,621)	(52,552)	—	(181,532)	(230,963)
Income tax expense (benefit)	1,766	(16)		1,787	102
Net loss from continuing operations	(81,387)	(52,536)		(183,319)	(231,065)
Net loss from discontinued operations	(1,020)	—		(1,020)	—
Net loss	(82,407)	(52,536)		(184,339)	(231,065)
Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	(27,615)	—		(59,665)	—
Preferred dividends	(1,558)	(540)		(6,259)	(2,615)
Net loss attributable to common stockholders	$(111,580)	$(53,076)		$(250,263)	$(233,680)

Net loss attributable to common stockholders
Continuing operations	$(110,560)	$(53,076)		$(249,243)	$(233,680)
Discontinued operations	(1,020)	—		(1,020)	—
Net loss attributable to common stockholders	$(111,580)	$(53,076)		$(250,263)	$(233,680)

Basic and diluted net loss per share attributable to common stockholders
Continuing operations	$(0.39)	$(0.24)		$(0.91)	$(1.16)
Discontinued operations	—	—		—	—
Basic and diluted net loss per share attributable to common stockholders	$(0.39)	$(0.24)		$(0.91)	$(1.16)

Basic and diluted weighted average number of shares outstanding	285,651,622	222,454,578		275,194,755	201,194,451
(1)Includes related party selling, general and administrative expense of $0.1 million for each of the three months ended May 31, 2026 and May 31, 2025, respectively, and $0.3 million for each of the fiscal years ended May 31, 2026 and May 31, 2025, respectively.
(2)For the fiscal year ended May 31, 2026, amount includes a loss on classification of held for sale of $59.7 million representing the write down of our cloud services business' (the "Cloud Services Business") assets to their carrying value as of February 15, 2026 when it no longer qualified as held for sale. For the fiscal year ended May 31, 2025, amount includes $25.0 million received in connection with the sale of our Garden City facility once conditional approval requirements were met and escrowed funds were released.
(3)For the three months and fiscal year ended May 31, 2026, amount includes related party income of $0.1 million.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)

	Fiscal Year Ended
	May 31, 2026	May 31, 2025
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(184,339)	$(231,065)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	67,387	97,945
Stock-based compensation	220,135	22,704
Lease expense	10,106	31,661
Gain on change in fair value of derivatives	(75,818)	—
Gain on change in fair value of investments	(10,840)	—
Loss on extinguishment of debt	—	1,177
Amortization of debt issuance costs	6,323	9,563
Loss (gain) on classification of held for sale	59,650	(24,616)
Loss on conversion of debt	—	33,612
Loss on change in fair value of debt	—	85,439
Loss on change in fair value of warrants issued	2,212	6,421
Loss on abandonment of assets	2,398	1,138
Changes in operating assets and liabilities:
Accounts receivable	(49,268)	(2,934)
Prepaid expenses and other current assets	(36,164)	(8,309)
Other assets	(51,483)	2,979
Customer deposits	627	2,306
Related party customer deposits	—	(1,549)
Deferred revenue	947	(34,080)
Related party deferred revenue	—	(1,692)
Accounts payable	(1,182)	(78,256)
Accrued liabilities	106,223	(12,127)
Due to customer	5,258	(8,195)
Lease assets and liabilities	17,513	(7,524)
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	89,685	(115,402)
CASH FLOW USED IN INVESTING ACTIVITIES
Purchases of property and equipment and other assets	(2,865,765)	(681,603)
Proceeds from sale of investments	5,000	—
Proceeds from sale of assets	—	25,000
Finance lease prepayments	—	(6,178)
Loans to related parties	(58,632)	—
Purchases of investments	(17,000)	(4,873)
CASH FLOW USED IN INVESTING ACTIVITIES	(2,936,397)	(667,654)
CASH FLOW PROVIDED BY FINANCING ACTIVITIES
Repayment of finance leases	(99,455)	(125,073)
Borrowings of long-term debt	4,955,327	650,083
Repayment of long-term debt	(521,512)	(293,045)
Payment of deferred financing costs	(171,885)	(42,398)
Tax payments for restricted stock upon vesting	(36,282)	(4,116)
Proceeds from issuance of common stock	196,366	191,590
Common stock issuance costs	(5,950)	(10,305)
Proceeds from issuance of preferred stock	814,998	198,205
Preferred stock issuance costs	(11,897)	(13,812)
Redemption of preferred stock	(1,187)	(2,615)
Dividends issued on preferred stock	(6,259)	—
Issuance of warrants, at fair value	(8,250)	—
Exercise of warrants	6,265	—
Issuance of warrants by subsidiary	4,451	—
Proceeds from issuance of SAFE agreement included in long-term debt	—	12,000
Repurchase of shares	—	(31,342)

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)

Proceeds from convertible notes	—	450,000
Purchase of capped call options	—	(51,750)
Purchase of prepaid forward contract	—	(52,736)
Redeemable noncontrolling interest contributions	1,825,000	—
Redeemable noncontrolling interest issuance costs	(62,904)	—
CASH FLOW PROVIDED BY FINANCING ACTIVITIES	$6,876,826	$874,686

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$4,030,114	$91,630
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD, INCLUDING CASH FROM DISCONTINUED OPERATIONS	123,318	31,688
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD, INCLUDING CASH FROM DISCONTINUED OPERATIONS	4,153,432	123,318
Less: CASH, CASH EQUIVALENTS, AND RESTRICTED CASH FROM DISCONTINUED OPERATIONS	2	—
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH FROM CONTINUED OPERATIONS	$4,153,430	$123,318

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$263,402	$62,712
Income taxes paid	$241	$105
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Operating right-of-use assets obtained by lease obligation	$—	$20,280
Finance right-of-use assets obtained by lease obligation	$25,214	$113,674
Property and equipment in accounts payable and accrued liabilities	$556,446	$246,472
Conversion of debt to common stock	$—	$104,945
Conversion of preferred stock to common stock	$875,185	$48,350
Consideration for guarantee of an affiliate's obligations	$2,000	$—
Issuance of warrants, at fair value	$104,705	$136,292
Cashless exercise of warrants	$1	$5
Non-cash dividends paid in-kind	$62,726	$—
Acquisition of ChronoScale	$18,110	$—

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Measures (Unaudited) (In thousands, except percentage data)

	Three Months Ended		Fiscal Year Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Adjusted Revenue
Total revenue (GAAP)	$258,748	$51,076	$611,311	$228,569
ChronoScale revenue	(18,396)	(13,063)	(71,604)	(84,376)
Adjusted revenue (Non-GAAP)	$240,352	$38,013	$539,707	$144,193

Adjusted operating income (loss)
Operating loss (GAAP)	$(124,820)	$(44,101)	$(236,462)	$(72,175)
Operating loss from ChronoScale	12,118	23,402	37,043	55,331
Stock-based compensation	127,845	11,558	219,289	22,492
Non-recurring repair expenses (1)	41	—	322	173
Diligence, acquisition, disposition and integration expenses (2)	7,034	4,908	27,938	17,269
Litigation expenses (3)	307	48	1,179	1,389
Loss on abandonment of assets	55	369	1,799	1,138
Gain on classification of held for sale	—	—	—	(24,616)
Accelerated depreciation and amortization (4)	—	—	—	45
Restructuring expenses (5)	377	668	1,469	711
Other non-recurring expenses (6)	1,224	69	5,219	627
Adjusted operating income (loss) (Non-GAAP)	$24,181	$(3,079)	$57,796	$2,384
Adjusted operating margin	10%	(8)%	11%	2%

Adjusted net income (loss) from continuing operations attributable to common stockholders
Net loss from continuing operations (GAAP)	$(81,387)	$(52,536)	$(183,319)	$(231,065)
Operating loss from ChronoScale	12,118	23,402	37,043	55,331
Interest expense directly attributed to ChronoScale	1,132	3,955	9,583	17,399
Stock-based compensation	127,845	11,558	219,289	22,492
Non-recurring repair expenses (1)	41	—	322	173
Diligence, acquisition, disposition and integration expenses (2)	7,034	4,908	27,938	17,269
Litigation expenses (3)	307	48	1,179	1,389
Loss on abandonment of assets	55	369	1,799	1,138
Gain on classification of held for sale	—	—	—	(24,616)
Accelerated depreciation and amortization (4)	—	—	—	45
Gain on change in fair value of derivatives	(53,276)	—	(75,818)	—
Gain on change in fair value of investments	(4,768)	—	(10,840)	—
Loss on conversion of debt	—	—	—	33,612
Loss on change in fair value of debt	—	—	—	85,439
Loss on change in fair value of warrants	2,212	—	2,212	6,421
Loss on extinguishment of debt	—	—	—	1,177
Restructuring expenses (5)	377	668	1,469	711
Other non-recurring expenses (6)	1,224	69	5,219	627
Adjusted net income (loss) from continuing operations (Non-GAAP)	$12,914	$(7,559)	$36,076	$(12,458)
Diluted weighted average number of shares outstanding (Non-GAAP) (7)	330,239,240	222,454,578	318,968,163	201,194,451
Adjusted net income (loss) from continuing operations per diluted share (Non-GAAP)	$0.04	$(0.03)	$0.11	$(0.06)

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Measures (Unaudited) (In thousands, except percentage data)

EBITDA and Adjusted EBITDA
Net loss from continuing operations (GAAP)	$(81,387)	$(52,536)	$(183,319)		$(231,065)
Operating loss from ChronoScale	12,118	23,402	37,043		55,331
Interest expense, net	10,633	8,451	29,516		32,139
Income tax expense (benefit)	1,766	(16)	1,787		102
Depreciation and amortization (4)	18,170	4,059	49,433		17,289
EBITDA (Non-GAAP)	$(38,700)	$(16,640)	$(65,540)		$(126,204)
Stock-based compensation	127,845	11,558	219,289		22,492
Non-recurring repair expenses (1)	41	—	322		173
Diligence, acquisition, disposition and integration expenses (2)	7,034	4,908	27,938		17,269
Litigation expenses (3)	307	48	1,179		1,389
Gain on classification of held for sale	—	—	—		(24,616)
Loss on abandonment of assets	55	369	1,799		1,138
Gain on change in fair value of derivatives	(53,276)	—	(75,818)		—
Gain on change in fair value of investments	(4,768)	—	(10,840)		—
Loss on conversion of debt	—	—	—	—	33,612
Loss on change in fair value of debt	—	—	—		85,439
Loss on change in fair value of warrants	2,212	—	2,212		6,421
Restructuring expenses (5)	377	668	1,469		711
Other non-recurring expenses (6)	1,224	69	5,219		627
Adjusted EBITDA (Non-GAAP)	$42,351	$980	$107,229		$19,628

Net Operating Income
HPC Hosting Business base rental revenue (GAAP)	$44,062	$—	$99,811		$—
Rental property operating expenses	(3,382)	—	(8,545)		—
Property taxes	(198)	—	(198)		—
Property insurance expenses	(571)	—	(680)		—
Net Operating Income (Non-GAAP)	$39,911	$—	$90,388		$—
Net Operating Income margin	91%	—%	91%		—%
(1)Represents costs incurred for the non-recurring repair and replacement of equipment at our data center facilities.
(2)Represents legal, accounting and consulting costs incurred in association with certain discrete transactions and projects.
(3)Represents non-recurring litigation expense associated with our defense of class action lawsuits and legal fees related to matters with certain former employees. We do not expect to incur these expenses on a regular basis.
(4)Represents the acceleration of expense related to assets that were abandoned by us due to operational failure or other reasons. Depreciation and amortization in this amount is included in Depreciation and Amortization expense within our calculation of EBITDA, and therefore is not added back as a management adjustment in our calculation of Adjusted EBITDA.
(5)Represents non-recurring expenses associated with employee separations.
(6)Represents expenses that are not representative of our expected ongoing costs.
(7)Potentially dilutive securities or other contracts to issue common stock are only included for each period if the effect is dilutive to Adjusted net income (loss) from continuing operations per diluted share.